EXHIBIT 23.4


                          [LETTERHEAD OF SQUAR MILNER]


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of MTM Technologies, Inc., and to the incorporation by reference therein of our report dated July 30, 2004 and September 17, 2004 on the financial statements of Network Catalyst, Inc. as of December 31, 2003 and for the year then ended and as of June 30, 2004 and for the six months then ended included in the Annual Report (Form 10-K) of MTM Technologies, Inc. for the year ended March 31, 2005, filed with the Securities and Exchange Commission.


/s/ Squar, Milner, Reehl & Williamson, LLP
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Squar, Milner, Reehl & Williamson, LLP

Newport Beach, California
September 19, 2005